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EXHIBIT 99.7

Opinion Of Actuary
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             [LETTERHEAD of PACIFIC MUTUAL LIFE INSURANCE COMPANY]


October 12, 1987


Pacific Mutual Life Insurance Company
700 Newport Center Drive
Newport Beach, CA  92660

Gentlemen:

In my capacity as Vice-President of the Actuarial and Financial department of Pacific Mutual Life Insurance Company, I have provided actuarial advice concerning:

The preparation of the post-effective amendment to the registration statement on Form S-6, filed by Pacific Mutual Life Insurance Company with the Securities and Exchange Commission under the Securities Act of 1933 with respect to variable life insurance policies (the "Registration Statement") and the preparation of the policy forms for the variable life insurance policies described in the Registration Statement (the "Policies").

It is my professional opinion that:

The illustration of death benefits, cash values and accumulated premiums shown on pages 41 through 46 of the prospectus, based on the assumptions stated in the illustrations and on page 40, are consistent with the provisions of the Policies. The rate structure of the Policies has not been designed to as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be correspondingly more favorable to the prospective purchaser of the Policies at ages 30, 45 or 60 in the underwriting classes illustrated than to prospective purchasers of Policies at other ages or underwriting classes.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name under the heading "Experts" in the prospectus.

Sincerely,


Lynn C. Miller, F.S.A.
Vice-President

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